Exhibit 99.1

Juniper Town Hall JONATHAN ARNOLD PRESIDENT, ORAL DRUG DELIVERY 03.07.18 DEVELOPMENT DELIVERY SUPPLY more products. better treatments. reliably supplied.TM

We’re excited to have your business join ours!

Why Juniper? An early-phase EU development hub to complement our San Diego, CA and Somerset, NJ development Centers of Excellence A strong source of new molecules for our manufacturing network to enable your customers to seamlessly scale up and launch Shared values and commitment to solutions-oriented development, quality, and operational excellence Strong leadership and well-defined strategy targeting “molecules with challenges”

Catalent + Juniper Juniper fits perfectly with Catalent’s Follow-the-Molecule strategy…… Molecule from Discovery CATALENT SERVICES Development Solutions Molecule analysis Dose formulation Clinical testing Regulatory filings Advanced Delivery Technologies Commercial Lifecycle Innovator Product OTC Branded & Private Label Generic Rx Products ……. building a new pipeline for commercial product manufacturing

Catalent is the #1 ADVANCED DELIVERY PARTNER in helping pharmaceutical, biotech and consumer health innovators DEVELOP and SUPPLY superior products that improve people’s lives.

The Catalent story 80-year history Journey of transformation IPO, July 2014 on NYSE Strong track record of investments and growth FY’09 FY’17 FY’09 FY’17

Our business units Softgel Technologies Softgel capsules for pharmaceutical, OTC, nutritional & beauty product supply Biologics & Specialty Drug Delivery Biologics development, drug substance, drug product, respiratory & ophthalmic supply Oral Drug Delivery Formulation development, analytical services & oral solid dose supply Clinical Supply Services Packaging & distribution supply solutions for global clinical trials

A GLOBAL NETWORK SPANNING FIVE CONTINENTS

+30 SITES SUPPLYING +72B DOSES OF +7000 PRODUCTS TO +1000 CUSTOMERS



NORTH AMERICA

- BLOOMINGTON, IN
- EMERYVILLE, CA
- KANSAS CITY, MO
- MADISON, WI
- MALVERN, PA
- PHILADELPHIA, PA
- MORRISVILLE, NC
- SAN DIEGO, CA
- SOMERSET, NJ (HQ)
- STRATHROY, ONTARIO
- ST. PETERSBURG, FL
- WINCHESTER, KY
- WINDSOR, ONTARIO
- WOODSTOCK, IL



EUROPE

- APRILIA, ITALY
- BATHGATE, U.K.
- BEINHEIM, FRANCE
- BOLTON, U.K.
- BRUSSELS, BELGIUM
- CHAM, SWITZERLAND
- DARTFORD, U.K.
- EBERBACH, GERMANY
- LIMOGES, FRANCE
- SCHORNDORF, GERMANY
- SWINDON, U.K.



LATIN AMERICA

- BUENOS AIRES, ARGENTINA
- INDAIATUBA, BRAZIL
- MONTEVIDEO, URUGUAY
- SOROCABA, BRAZIL



ASIA PACIFIC

- KAKEGAWA, JAPAN
- SHANGHAI, CHINA
- SINGAPORE
- TOKYO, JAPAN

- BIOLOGICS
- CLINICAL SUPPLY SERVICES
- INHALATION
- DEVELOPMENT & ANALYTICAL SERVICES
- INTEGRATED PACKAGING
- ORAL SOLID SOLUTIONS
- PARTICLE SIZE SCIENCES
- SOFTGEL TECHNOLOGIES
- STERILE TECHNOLOGIES
- SALES & MANAGEMENT OFFICE

KEEPING PATIENTS FIRST At the core of Catalent’s mission is developing and supplying products to ENHANCE AND IMPROVE THE LIVES OF YOUR PATIENTS We are dedicated to using all our expertice and advanced technologies in partnering with you to design better treatments that deliver for PATIENTS FIRST With our responsibility for supplying thousands of products to patients worldwide, we share your view that when patients come first, EVERY OUTCOME MATTERS!

What happens now? We are still two separate companies. It’s business as usual. The closing is expected during Juniper’s 3rd qtr. Forward customer or media questions to your normal channels. The only information that can be shared is what is available publicly.

Thank you for hosting me today!

discover more. CATALENT PHARMA SOLUTIONS 14 SCHOOLHOUSE ROAD SOMERSET, NJ 08873 + 1 866 720 3148 WWW.CATALENT.COM more products. Better treatments. Reliably supplied.TM DEVELOPMENT DELIVERY SUPPLY